Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

IRIS PARENT HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount Being Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees To Be Paid	Equity	common stock, $0.0001 par value per share	457(f)(1)	406,609(2)	$10.38(3)	$4,220,601.42	0.00014760	$622.96
	Equity	common stock, $0.0001 par value	457(f)(2)	25,000,000(2)	$0.0034(4)	$85,000	0.00014760	$12.54
	Equity	warrants to purchase common stock	457(f)(1)	6,900,000	$0.0250(5)	$172,500	0.00014760	$25.46
Fees Previously Paid	-	-	-	-	-	-		-
				Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-
				Total Offering Amounts		$4,478,101.42		$660.96
				Total Fees Previously Paid				-
				Total Fee Offsets				-
				Net Fee Due				$660.96

(1)

All securities being registered will be issued by Iris Parent Holding Corp., a Delaware corporation (“ParentCo”). In connection with the business combination described in this registration statement and the enclosed proxy statement/prospectus (the “Business Combination”), Iris Acquisition Corp, a Delaware corporation (“Iris”) will enter into a business combination agreement by and among Iris, ParentCo, SPAC Merger Sub, Inc., a Delaware corporation (“SPAC Merger Sub”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation (“Liminatus Merger Sub”), and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), which provides, among other things, that: (i) Liminatus Merger Sub will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (ii) simultaneously with the Liminatus Merger, SPAC Merger Sub will merge with and into Iris (the “SPAC Merger”), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo. Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

The number of shares of Common Stock of ParentCo being registered consists of: (i) 406,609 shares of Iris Class A Common Stock that were previously issued in connection with the Initial Public Offering of Iris and will automatically convert pursuant to the Business Combination Agreement, into 406,609 shares of ParentCo Common Stock and remain outstanding following the Business Combination, and (ii) 25,000,000 shares of ParentCo Common Stock that will be issued to Liminatus members pursuant to the Business Combination.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Iris Acquisition Corp’s Class A Common Stock on Nasdaq on November 6, 2023 ($10.38 per share), in accordance with Rule 457(f)(1) of the Securities Act.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based upon an amount equal to one-third of the par value of the shares of Liminatus common stock to be exchanged in the Business Combination as of immediately prior to the consummation of the Business Combination. Limiatus is a private company, no market exists for its securities and Liminatus has an accumulated capital deficit.

(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Iris Acquisition Corp’s Public Warrants on Nasdaq on November 1, 2023 ($0.0250 per share), in accordance with Rule 457(f)(1) of the Securities Act.